UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2006
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

17140 Bernardo Center Drive, Suite 222
San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)
(858) 485-9840
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 20, 2006, BioMed Realty Trust, Inc. (“BioMed”), through its operating partnership subsidiary, BioMed Realty, L.P., entered into a definitive purchase and sale agreement with CLSB I, LLC and CLSB II, LLC, affiliates of Lyme Properties, to acquire the Center for Life Science Boston, located at 3 Blackfan Circle in the Longwood Medical Area in Boston, Massachusetts. The 702,940 square foot life science research building is currently under construction. Including the initial purchase price of approximately $507 million (excluding closing costs), and future construction costs to complete the project, BioMed expects to invest over $700 million in the Center for Life Science Boston. The acquisition is expected to close in the fourth quarter of 2006 and is subject to customary closing conditions.
     The foregoing description of the purchase agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the purchase agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
     On October 23, 2006, BioMed issued a press release regarding the acquisition of the Center for Life Science Boston. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of BioMed, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
     (d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	Real Estate Purchase and Sale Agreement, dated as of October 20, 2006, among BioMed Realty, L.P., CLSB I, LLC and CLSB II, LLC.
99.1	Press release issued by BioMed Realty Trust, Inc. on October 23, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2006	BIOMED REALTY TRUST, INC.
	By:	/s/ KENT GRIFFIN
		Name:	Kent Griffin
		Title:	Chief Financial Officer